Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER 2013 EARNINGS
REPORTS RECORD LEVEL OF ANNUAL ADJUSTED EBITDA

Clayton, MO, January 27, 2014 - Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2013 net income was $24.7 million, or $0.31 per diluted share, which compares to $34.6 million, or $0.43 per diluted share in the fourth quarter of 2012. Sales in the fourth quarter of 2013 were $562.1 million compared to $587.6 million in the fourth quarter of 2012. Full year 2013 net income was $178.6 million, or $2.21 per diluted share, which compares to $149.6 million, or $1.85 per diluted share, in 2012. Sales in 2013 were $2.5 billion compared to $2.2 billion in 2012.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “During 2013, Olin achieved $424.6 million of adjusted EBITDA, which is the highest in the history of the company. The record adjusted EBITDA was driven by record results in the Winchester business, which more than offset weaker year-over-year results in the Chlor Alkali business. In addition, during 2013 we increased our cash position by $143 million and repurchased approximately 1.5 million shares of our stock.

“Fourth quarter 2013 results in both Chlor Alkali and Winchester exceeded our expectations as better than expected demand resulted in higher product shipments. The fourth quarter 2013 Chlor Alkali operating rate was 81%, which compares favorably to the fourth quarter 2012 operating rate of 76%. The favorable Chlor Alkali and Winchester results were partially offset by higher than expected stock-based compensation costs reflecting a $4.6 million unfavorable mark-to-market adjustment, and higher legal and legal-related settlement costs.

“The fourth quarter 2013 results included a $6.5 million pretax gain associated with the sale of a joint venture interest, $4 million of favorable tax adjustments and $1.4 million of pretax restructuring charges.

“As Olin enters 2014, we believe we can generate adjusted EBITDA in the $375 million to $425 million range. This range reflects the view consistent with prior surges that the record level of demand currently being experienced in the Winchester business will begin to moderate during the second half of the year.

“In the first quarter of 2014, earnings per share are forecast to be in the $0.30 to $0.35 range. Winchester first quarter 2014 segment earnings are forecast to improve compared to the first quarter of 2013 due to improved pricing and lower costs. First quarter 2014 Chlor Alkali segment earnings are forecast to decline compared to the first quarter of 2013 due to lower ECU netbacks, partially offset by improved volumes and lower costs.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating (expense) income, other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the fourth quarter of 2013 were $322.2 million compared to $336.4 million in the fourth quarter of 2012. Lower selling prices more than offset higher sales volumes. Chlorine and caustic soda volumes increased 2.5% compared to the fourth quarter 2012 levels, fourth quarter 2013 hydrochloric acid volumes increased 15% compared to the fourth quarter of 2012, fourth quarter 2013 potassium hydroxide volumes increased 7% compared to the fourth quarter of 2012, and bleach volumes increased 6% in the fourth quarter of 2013 compared to the fourth quarter of 2012. The fourth quarter 2013 ECU netback declined approximately 9% compared to the fourth quarter of 2012 netback. Fourth quarter 2013 Chlor Alkali segment earnings declined from $54.3 million in the fourth quarter of 2012 to $30.7 million in the fourth quarter of 2013. The year-over-year decline in segment earnings reflects lower ECU netbacks which more than offset increased shipments of chlorine, hydrochloric acid, bleach and potassium hydroxide.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the fourth quarter of 2013 were $80.7 million compared to $108.7 million in the fourth quarter of 2012. Fourth quarter 2013 and 2012 sales primarily reflect caustic soda sales. Chemical Distribution bleach sales are seasonally weak in the fourth quarter. Chemical Distribution had breakeven operating earnings during the fourth quarter of 2013 compared to operating earnings of $2.6 million in the fourth quarter of 2012. Both caustic soda volumes and margins declined in the fourth quarter of 2013 compared to the fourth quarter of 2012.

WINCHESTER

Winchester fourth quarter 2013 sales were $178.4 million compared to $155.8 million in the fourth quarter of 2012. The increase in fourth quarter 2013 sales compared to the fourth quarter of 2012 reflects increased shipments to commercial customers, partially offset by lower sales to military and law enforcement customers. Winchester’s fourth quarter 2013 segment earnings were $34.1 million compared to $16.5 million in the fourth quarter of 2012. The increase in segment earnings reflects the impact of higher volumes, improved pricing, lower commodity and other material costs, and lower manufacturing costs. Winchester’s fourth quarter 2012 segment earnings included a $3.0 million favorable settlement of a property tax dispute.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2013 Corporate and Other segment was $6.6 million compared to $6.7 million in the fourth quarter of 2012.

Fourth quarter charges to income for environmental investigatory and remedial activities were $5.3 million in 2013 compared to $1.6 million in the fourth quarter of 2012. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the fourth quarter of 2013 increased $13.8 million compared to the fourth quarter of 2012, primarily due to mark-to-market adjustments on stock-based compensation of $4.6 million and higher legal and legal-related settlement costs of $7.7 million. The legal and legal-related settlement costs are primarily associated with legacy environmental issues and cost recovery actions.

CASH / DEBT

The cash balance at December 31, 2013 was $307.8 million compared to $165.2 million at December 31, 2012. In December 2013, we repaid $12.2 million of SunBelt notes, which reduced the par value of Olin’s debt at December 31, 2013 to $679.6 million. During 2014, Olin has maturing debt of $12.2 million. Capital spending and depreciation and amortization expense in 2013 were $90.8 million and $135.3 million, respectively, compared to $255.7 million and $110.9 million, respectively, in 2012.

DIVIDEND

On January 24, 2014, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2014 to shareholders of record at the close of business on February 10, 2014. This is the 349th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, January 28th. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2014-04

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2013	2012	2013	2012
Sales	$562.1	$587.6	$2,515.0	$2,184.7
Operating Expenses:
Cost of Goods Sold	469.7	487.9	2,033.7	1,748.0
Selling and Administration	55.7	37.4	190.0	168.6
Restructuring Charges(b)	1.4	2.5	5.5	8.5
Acquisition Costs(c)	—	—	—	8.3
Other Operating (Expense) Income(d)	(0.6)	6.1	0.7	7.6
Operating Income	34.7	65.9	286.5	258.9
Earnings of Non-consolidated Affiliates	0.4	1.0	2.8	3.0
Interest Expense(e)	9.9	8.1	38.6	26.4
Interest Income	0.3	0.3	0.6	1.0
Other Income (Expense)(f)	5.0	(4.4)	(1.3)	(11.3)
Income before Taxes	30.5	54.7	250.0	225.2
Income Tax Provision	5.8	20.1	71.4	75.6
Net Income	$24.7	$34.6	$178.6	$149.6
Net Income Per Common Share:
Basic	$0.31	$0.43	$2.24	$1.87
Diluted	$0.31	$0.43	$2.21	$1.85
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	79.5	80.2	79.9	80.1
Average Common Shares Outstanding - Diluted	80.5	81.0	80.9	81.0

(a)	Unaudited.

(b)
Restructuring charges for the three months and years ended December 31, 2013 and 2012 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)	Acquisition costs for the year ended December 31, 2012 were related to the acquisition of KA Steel.

(d)
Other operating (expense) income for the year ended December 31, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites. Other operating (expense) income for the three months and year ended December 31, 2012 included $4.9 million of insurance recoveries for business interruption related to an outage at one of our customers in the first half of 2012.

(e)
Interest expense was reduced by capitalized interest of $0.1 million and $2.1 million for the three months ended December 31, 2013 and 2012, respectively, and $1.1 million and $7.4 million for the years ended December 31, 2013 and 2012, respectively.

(f)
Other income (expense) included $1.5 million and $4.4 million of expense for our earn out liability from the SunBelt acquisition for the three months ended December 31, 2013 and 2012, respectively, and $7.9 million and $11.5 million for the years ended December 31, 2013 and 2012, respectively. Other income (expense) for the three months and year ended December 31, 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2013	2012	2013	2012
Sales:
Chlor Alkali Products	$322.2	$336.4	$1,412.3	$1,428.9
Chemical Distribution	80.7	108.7	406.4	156.3
Winchester	178.4	155.8	777.6	617.6
Intersegment Sales Elimination(b)	(19.2)	(13.3)	(81.3)	(18.1)
Total Sales	$562.1	$587.6	$2,515.0	$2,184.7
Income before Taxes:
Chlor Alkali Products(c)	$30.7	$54.3	$203.8	$263.2
Chemical Distribution	—	2.6	9.7	4.5
Winchester	34.1	16.5	143.2	55.2
Corporate/Other:
Pension Income(d)	6.6	6.7	26.6	27.2
Environmental Expense(e)	(5.3)	(1.6)	(10.2)	(8.3)
Other Corporate and Unallocated Costs	(29.0)	(15.2)	(79.0)	(70.7)
Restructuring Charges(f)	(1.4)	(2.5)	(5.5)	(8.5)
Acquisition Costs(g)	—	—	—	(8.3)
Other Operating (Expense) Income(h)	(0.6)	6.1	0.7	7.6
Interest Expense(i)	(9.9)	(8.1)	(38.6)	(26.4)
Interest Income	0.3	0.3	0.6	1.0
Other Income (Expense)(j)	5.0	(4.4)	(1.3)	(11.3)
Income before Taxes	$30.5	$54.7	$250.0	$225.2

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.4 million and $1.0 million for the three months ended December 31, 2013 and 2012, respectively, and $2.8 million and $3.0 million for the years ended December 31, 2013 and 2012, respectively. During October 2013, we sold our equity interest in a bleach joint venture.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Environmental expense for the years ended December 31, 2013 and 2012 included $1.3 million and $0.1 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(f)
Restructuring charges for the three months and years ended December 31, 2013 and 2012 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(g)	Acquisition costs for the year ended December 31, 2012 were related to the acquisition of KA Steel.

(h)
Other operating (expense) income for the year ended December 31, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites. Other operating (expense) income for the three months and year ended December 31, 2012 included $4.9 million of insurance recoveries for business interruption related to an outage at one of our customers in the first half of 2012.

(i)
Interest expense was reduced by capitalized interest of $0.1 million and $2.1 million for the three months ended December 31, 2013 and 2012, respectively, and $1.1 million and $7.4 million for the years ended December 31, 2013 and 2012, respectively.

(j)
Other income (expense) included $1.5 million and $4.4 million of expense for our earn out liability from the SunBelt acquisition for the three months ended December 31, 2013 and 2012, respectively, and $7.9 million and $11.5 million for the years ended December 31, 2013 and 2012, respectively. Other income (expense) for the three months and year ended December 31, 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,	December 31,
(In millions, except per share data)	2013	2012
Assets:
Cash & Cash Equivalents	$307.8	$165.2
Accounts Receivable, Net	280.1	299.0
Income Taxes Receivable	1.9	8.2
Inventories	186.5	195.1
Current Deferred Income Taxes	50.4	61.3
Other Current Assets	13.2	20.3
Total Current Assets	839.9	749.1
Property, Plant and Equipment (Less Accumulated Depreciation of $1,259.1 and $1,164.0)	987.8	1,034.3
Prepaid Pension Costs	1.7	2.1
Restricted Cash	4.2	11.9
Deferred Income Taxes	9.1	9.1
Other Assets	213.1	224.1
Goodwill	747.1	747.1
Total Assets	$2,802.9	$2,777.7
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$12.6	$23.6
Accounts Payable	148.7	174.3
Income Taxes Payable	1.7	7.6
Accrued Liabilities	244.5	228.5
Total Current Liabilities	407.5	434.0
Long-Term Debt	678.4	690.1
Accrued Pension Liability	120.4	164.3
Deferred Income Taxes	115.7	110.4
Other Liabilities	382.8	380.5
Total Liabilities	1,704.8	1,779.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 79.4 Shares (80.2 in 2012)	79.4	80.2
Additional Paid-In Capital	838.8	856.1
Accumulated Other Comprehensive Loss	(368.1)	(371.3)
Retained Earnings	548.0	433.4
Total Shareholders' Equity	1,098.1	998.4
Total Liabilities and Shareholders' Equity	$2,802.9	$2,777.7

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2013	2012
Operating Activities:
Net Income	$178.6	$149.6
Earnings of Non-consolidated Affiliates	(2.8)	(3.0)
Gain on Disposition of Non-consolidated Affiliate	(6.5)	—
Gains on Disposition of Property, Plant and Equipment	(0.4)	(2.1)
Stock-Based Compensation	8.8	6.2
Depreciation and Amortization	135.3	110.9
Deferred Income Taxes	12.4	42.5
Qualified Pension Plan Contributions	(1.0)	(0.9)
Qualified Pension Plan Income	(24.1)	(24.8)
Changes in:
Receivables	18.9	1.2
Income Taxes Receivable/Payable	0.4	0.1
Inventories	8.6	17.9
Other Current Assets	0.7	(0.1)
Accounts Payable and Accrued Liabilities	1.0	(0.7)
Other Assets	1.3	0.3
Other Noncurrent Liabilities	(14.5)	(17.9)
Other Operating Activities	0.3	—
Net Operating Activities	317.0	279.2
Investing Activities:
Capital Expenditures	(90.8)	(255.7)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(310.4)
Proceeds from Sale/Leaseback of Equipment	35.8	4.4
Proceeds from Disposition of Property, Plant and Equipment	4.6	8.6
Distributions from Affiliated Companies, Net	1.5	1.3
Restricted Cash Activity	7.7	39.8
Other Investing Activities	(2.6)	(0.4)
Net Investing Activities	(43.8)	(512.4)
Financing Activities:
Long-Term Debt:
Borrowings	—	200.0
Repayments	(23.7)	(19.9)
Earn Out Payment – SunBelt	(17.1)	(15.3)
Common Stock Repurchased and Retired	(36.2)	(3.1)
Stock Options Exercised	8.8	1.3
Excess Tax Benefits from Stock-Based Compensation	1.6	0.7
Dividends Paid	(64.0)	(64.1)
Deferred Debt Issuance Costs	—	(6.0)
Net Financing Activities	(130.6)	93.6
Net Increase (Decrease) in Cash and Cash Equivalents	142.6	(139.6)
Cash and Cash Equivalents, Beginning of Year	165.2	304.8
Cash and Cash Equivalents, End of Period	$307.8	$165.2

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for depreciation and amortization, interest expense (income), and income tax expense less a deduction for other income (expense). Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2013	2012	2013	2012
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$24.7	$34.6	$178.6	$149.6
Add Back:
Interest Expense	9.9	8.1	38.6	26.4
Interest Income	(0.3)	(0.3)	(0.6)	(1.0)
Income Tax Expense	5.8	20.1	71.4	75.6
Depreciation and Amortization	34.1	32.2	135.3	110.9
EBITDA	74.2	94.7	423.3	361.5
Deduct:
Other Income (Expense)(b)	5.0	(4.4)	(1.3)	(11.3)
Adjusted EBITDA	$69.2	$99.1	$424.6	$372.8

(a)	Unaudited.

(b)
Other income (expense) included $1.5 million and $4.4 million of expense for our earn out liability from the SunBelt acquisition for the three months ended December 31, 2013 and 2012, respectively, and $7.9 million and $11.5 million for the years ended December 31, 2013 and 2012, respectively. Other income (expense) for the three months and year ended December 31, 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.